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                                                                 EXHIBIT - 10.85


                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                          GOODY'S FAMILY CLOTHING, INC.

                                       AND

                                  MAX W. JONES



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                                TABLE OF CONTENTS

1.       Definitions.............................................................................................     1

2.       Employment..............................................................................................     5

3.       Term....................................................................................................     5

4.       Position and Duties; Business Time......................................................................     5

5.       Compensation............................................................................................     6

6.       Termination of Employment...............................................................................    10

7.       Obligations of the Company Upon Termination.............................................................    11

8.       Change of Control.......................................................................................    13

9.       Non-exclusivity of Rights...............................................................................    13

10.      Full Settlement.........................................................................................    13

11.      Arbitration of Disputes.................................................................................    13

12.      Confidential Information and Nonsolicitation............................................................    14

13.      Limited Indemnity.......................................................................................    14

14.      Successors..............................................................................................    15

15.      Miscellaneous...........................................................................................    15



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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), by and between GOODY'S FAMILY CLOTHING, INC., a Tennessee corporation (the "Company"), and MAX W. JONES (the "Executive"), shall be effective as of the 31st day of July, 2000.

                                    RECITALS:

         WHEREAS, the Company plans to hire the Executive as the Executive Vice President, Merchandising of the Company and Executive desires to accept such employment, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the Company and the Executive do hereby agree as follows:

                  1.       Definitions.

                  (a) "Accrued Obligations" shall mean (i) the Base Salary through the Date of Termination, (ii) any amounts deferred by the Executive and not yet paid by the Company pursuant to a valid election to defer the receipt of all or a portion of such payments made in accordance with any plan of deferred compensation sponsored by the Company and any earned but unpaid vacation pay for the current year, (iii) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Company and (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive through the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Company described in Section 5(f).

                  (b)      "Base Salary" shall have the meaning set forth in
 Section 5(a).

                  (c) "Board" shall mean the Board of Directors of the Company.

                  (d) "Cause" shall mean that the Executive has, in the judgment of a majority of the Board (i) committed a felony, or committed an act of fraud, embezzlement or theft in connection with his duties with the Company or in the course of his employment with the Company; (ii) willfully caused damage to property of the Company; (iii) been convicted of a criminal offense (either a misdemeanor involving acts of dishonesty, theft or moral turpitude, or a felony); or (iv) engaged in a willful and material breach of his obligations under Section 4 of this Agreement which breach (under this clause iv) has been communicated to the Executive with specificity by written notice, and which has not been cured to the reasonable satisfaction of the Board within a reasonable period of time, which shall not be less than ten (10) days, nor more than thirty
(30) days, following receipt of such written notice by the


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Executive. The Board shall provide the Executive with an opportunity to meet with the Board in order to provide the Executive an opportunity to refute or explain acts or omissions referred to in such written notice. For the purpose of this Section, no act or omission shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that such act or omission was done in the best interest of the Company.

                  (e) A "Change of Control" of the Company shall mean and shall be deemed to have occurred if (i) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act Rules")), other than Robert M. Goodfriend, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf, and the heirs, executors or administrators of Robert M. Goodfriend, shall acquire in one or a series of transactions, whether through sale of stock or merger, more than 50% of the outstanding voting securities of the Company or any successor entity of the Company, (ii) all or substantially all of the Company's assets are sold, or
(iii) the shareholders of the Company shall approve a complete liquidation or dissolution of the Company.

                  (f) "Change of Control Date" shall mean (i) the closing date on which a Change of Control shall have occurred, (ii) in the case of a sale of all or substantially all of the Company's assets, the closing date on which a Change of Control shall have occurred after shareholder approval is obtained, or (iii) in the case of a complete liquidation or dissolution of the Company, the date on which shareholder approval is obtained.

                  (g) "Constructive Termination" shall mean a material breach by the Company of its obligations under Section 4(a) or another material obligation of the Company under this Agreement which failure has been communicated to the Company with specificity by written notice, and which has not been cured within a reasonable period of time, which shall not be less than ten (10) days, nor more than thirty (30) days, following receipt of such written notice by the Company.

                  (h) "Date of Termination" shall have the meaning set forth in Section 6(f).

                  (i) "Disability" shall mean disability whereby the Executive is unable to perform the essential functions of the position provided for by this Agreement by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological), which cannot be reasonably accommodated, for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period.

                  (j) "Incentive Bonus" shall have the meaning as set forth in Section 5(b).

                  (k) "Incentive Plan" shall have the meaning as set forth in Section 5(b).

                  (l) "Notice of Termination" shall have the meaning as set forth in Section 6(e).


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                  (m)      "Qualified Plan" shall mean any retirement plan
maintained by the Company which is intended to meet the requirements of the Internal Revenue Code of 1986, as amended.

                  (n) "Subsidiary" shall mean any majority-owned subsidiary of the Company.

                  2. Employment. The Company hereby employs the Executive as Executive Vice President, Merchandising of the Company and the Executive hereby accepts such employment.

                  3. Term. The Executive's employment will commence on the effective date of this Agreement. The Executive shall be considered an at-will employee and his employment may be terminated by either party subject to the obligations of the parties upon such termination as set forth in this Agreement.

                  4.       Position and Duties; Business Time.

                  (a) Position and Duties. The Executive shall serve as Executive Vice President, Merchandising of the Company or another position which shall be either of comparable rank or a promotion and shall continue to have such responsibilities and duties as assigned to him by the Chief Executive Officer of the Company, the President of the Company, the Chief Operating Officer of the Company, the President and Special Assistant to the Chairman of the Company, or the Board from time to time, provided: (i) such assignment of such responsibilities and duties are those which are customarily associated with the responsibilities of an executive vice president; (ii) the position in which the Executive shall serve, if different from the position specified in this Subsection (a), shall not have materially diminished responsibilities or authority as compared with those of the position expressly set forth in this Subsection (a); provided, that the expansion into other store concepts, whether acquired or developed, and the staffing of such concepts by other employees shall not be deemed a breach of this provision; and (iii) the Executive shall not be required to relocate by reason of a change in the location of the Company's principal executive offices of more than fifty (50) miles from its then current location.

                  (b) Business Time. The Executive agrees to devote his full business time to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for:

                           (i)      time spent in managing  his  personal,
financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and


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                           (ii)     periods of vacation to which he is entitled,
periods of illness and other absences beyond his control.

It is expressly understood and agreed that the continued service by the Executive on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the date hereof, or his service on any other boards and committees shall not be deemed to interfere with the performance of the Executive's services to the Company; provided, that in the case of boards or committees on which the Executive is not currently serving the Executive provides written notice of his intention to serve and the Board thereafter approves such service (other than non-compensatory positions with local boards or committees, e.g. charitable, chamber of commerce or homeowner associations which shall not require approval).

                  5. Compensation. The Executive shall be entitled to the following compensation and benefits for as long as the Executive remains an employee of the Company:

                   (a) Base Salary. The Executive shall receive a base salary (the "Base Salary") payable in equal bi-weekly installments (or such other installments as are provided by the Company for employees generally) at an annual rate of $310,000. The Company shall review the Base Salary periodically and in light of such review may, in its sole discretion, increase (but not decrease) the Base Salary taking into account any change in the Executive's responsibilities, increases in compensation of other executives with comparable responsibilities, performance of the Executive and other pertinent factors, and such adjusted Base Salary shall then constitute the "Base Salary" for purposes of this Agreement. Notwithstanding anything to the contrary in this paragraph, the Employee's Base Salary shall also be reviewed Nine (9) calendar months after the effective date of this Agreement.

                   (b) Short Term Incentive Plan Bonus;. The Company has established a "Short Term Incentive Plan" (the "Incentive Plan") under which the Executive shall be eligible to participate for each fiscal year he holds the position stated in Section 2 and shall be eligible to receive an annual incentive target bonus of not less than 60% of Base Salary and shall be based on performance and other specific objectives adopted by the Compensation Committee of the Board (the "Incentive Bonus"). The annual Incentive Bonus shall be reduced by the amount of any guaranteed annual bonus paid by the Company to the Executive (as described in Section 5(c)) for each applicable fiscal year.

                   (c) Guaranteed Bonus. For each fiscal year of the Company during the term of this Agreement, the Executive shall also be entitled to a guaranteed annual bonus equal to twenty percent (20%) of the Executive's Base Salary for each fiscal year payable in full on the last Friday in March for the most recently completed fiscal year, provided Executive is employed by the Company on the last Friday in March of the then applicable fiscal year. The Executive's guaranteed bonus for the Company's fiscal year 2000 (beginning January 30, 2000 and ending February 3, 2001) shall be based on the Executive's actual Base Salary earned in


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fiscal year 2000 and shall be calculated and pro-rated based on the number of days the Executive was employed by the Company during fiscal year 2000.

                  (d) Incentive and Savings Plans; Retirement and Death Benefit Programs. The Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity-based compensation plans, and in all employee retirement, executive retirement and executive death benefit plans on a basis no less favorable than that basis generally available to executives of the Company holding comparable positions or having comparable responsibilities.

                  (e) Other Benefit Plans. The Executive, his spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or be covered under all medical, dental, group disability, group life, severance, accidental death and travel accident insurance plans and programs of the Company to the extent such plans and programs are generally available to executives of the Company holding comparable positions or having comparable responsibilities. In addition, the Company shall pay for and provide to the Executive the following additional benefits (provided the Executive is insurable and such policies can be purchased at standard rates consistent with the rates paid by the Company for other Company executives):

                           (i)      An individual life insurance policy on the
life of the Executive in the amount of $310,000, the beneficiary or beneficiaries of which are designated by the Executive, without cost to the Executive; and

                           (ii)     An individual disability insurance policy or
policies providing a monthly benefit of no less than $10,500 per month, the annual premium for such policy or policies to be shared between the Company and the Executive in such proportion as is consistent with the Company's past practice in respect of individual disability insurance policies provided by the Company to executives of the Company holding comparable positions or having comparable responsibilities.

                  (f) Other Perquisites. The Executive shall also be entitled to:

                           (i)      prompt reimbursement for all reasonable
expenses incurred by the Executive in accordance with the policies and procedures of the Company;

                           (ii)     three (3) weeks paid vacation, such paid
vacation time to be increased (but not decreased) in accordance with Company policy;

                           (iii)    an automobile shall be provided by the
Company with expenses to be paid in accordance with the Company's policies and procedures with respect thereto; and


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                           (iv)     an office or offices suitable for an
executive officer with secretarial and other assistance as shall reasonably be required by the Executive.

                  (g) Relocation Expenses. The Company will reimburse the Executive (upon presentation of appropriate vouchers or receipts in accordance with the Company's expense reimbursement policies) for, or pay directly, the following costs and expenses relating to his relocation (the "Relocation Allowance"):

                           (i) all reasonable expenses of moving the Executive's possessions from his St. Cloud, Minnesota residence (the "St. Cloud Residence") to the Executive's new permanent residence in the Knoxville (the "Knoxville Residence") metropolitan area;

                            (ii) all reasonable standard fees, commissions, closing costs and brokerage fees associated with the sale of the St. Cloud Residence (including reasonable attorney's fees); and

                           (iii) all reasonable standard closing costs associated with the purchase of the Executive's Knoxville Residence (including reasonable attorney's fees), as well as $5,000 for miscellaneous expenses for the Knoxville Residence.

         In the event the actual selling price of the St. Cloud Residence is less than $367,000, the Company will pay the Executive the difference (immediately after the sale and closing of the St. Cloud Residence) between the actual selling price and $367,000, it being understood that the Company shall have the right on or after the effective date of this Agreement to (a) contact the third party administrator who executed the residential relocation contract (the "Relocation Contract") with the Executive to facilitate and manage the sale of the St. Cloud Residence, and (b) arrange for the sale and closing of the St. Cloud Residence pursuant to such Relocation Contract or to arrange or contract with a sale and closing of the St. Cloud Residence with another third party residential relocation broker designated by the Company. The Executive shall execute and deliver to the Company any documents requested by the Company to sell the St. Cloud Residence.

         In the event the actual selling price of the St. Cloud Residence exceeds $367,000, the Executive shall be entitled to retain such excess, less any fees or expenses (such as mortgage payments, insurance premium payments, maintenance fees, and utility bills, all such payments, fees and bills being hereafter collectively referred to as the "St. Cloud Maintenance Fees") incurred or paid, directly or indirectly, by the Company in arranging or contracting for the sale and closing of the St. Cloud Residence.


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         The maximum amounts to be reimbursed by the Company under this clause
(g) shall be in accordance with its relocation policy (except where otherwise expressly provided herein). Upon termination of the Executive's employment during the first three (3) years of Executive's employment with the Company, either by the Executive's voluntarily termination or by the Company for Cause, the Executive shall promptly repay to the Company all of the Relocation Allowance items described in this subsection (g), including the St. Cloud Maintenance Fees (if any). On each anniversary of the date hereof, the amount of the Relocation Allowance required to be so repaid shall be reduced by one-third (1/3).

                  (h) Equity Opportunity. The Executive shall be granted a non-qualified stock option under the Company's 1997 Stock Option Plan on the date of commencement of his employment with the Company to purchase an aggregate of fifty thousand (50,000) shares of common stock of the Company at an exercise price equal to the closing sales price of the common stock on the business day immediately preceding the date of grant, which option shall vest at 40% one (1) year after the date of the grant and at 20% each at the end of years 2, 3 and 4 from the date of grant and expire ten (10) years from the date of grant, and shall be upon such other terms and conditions as contained in the Company's standard form of option agreement annexed hereto.

                  (i) Sign-on Bonus. As additional compensation, the Company shall pay the Executive a sign-on bonus of $60,000, payable within five
(5) days after the date his employment with the Company commences.

                  6.       Termination of Employment.

                  (a) Disability; Death. The Company may terminate the Executive's employment after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice if the Executive shall fail to return to full-time performance of his duties within thirty (30) days after such receipt. If the Executive dies during the term of this Agreement, his employment hereunder shall be deemed to cease as of the date of his death.

                  (b) Voluntary Termination by the Executive. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than thirty (30) days' written notice to the Company, voluntarily terminate employment for any reason (including retirement under the terms of the Company's retirement plan as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) on account of Constructive Termination shall not be treated as a voluntary termination under this Section 6(b).

                  (c) Termination by the Company. The Company at any time may terminate the Executive's employment for Cause or without Cause.


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                  (d)      Constructive Termination. The Executive may terminate
his employment for Constructive Termination.

                  (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Constructive Termination shall be communicated by a written Notice of Termination to the other party hereto given in accordance with Section 15(c). For purposes of this Agreement, a "Notice of Termination" means a written notice given in the case of a termination for Cause and in the case of Constructive Termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the receipt of such notice).

                  (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates.

                  7. Obligations of the Company Upon Termination. Upon termination of the Executive's employment with the Company, the Company shall have the following obligations:

                  (a) Death, Disability and Retirement. If the Executive's employment is terminated by reason of the Executive's death, Disability, or retirement on or after the attainment of age sixty-five (65), the Company shall have no further obligations to the Executive's legal representatives under this Agreement other than payment of the Accrued Obligations. If the Executive's employment is terminated by reason of the Executive's death or Disability, the Company shall have the additional obligation, subject to the terms of the Incentive Plan and further provided that the Executive has been employed by the Company for the first six (6) months of the then applicable fiscal year, to pay a cash amount equal to a portion of the Incentive Bonus, the product of a fraction, the numerator of which is the number of days elapsed since the date the Incentive Plan began for the applicable fiscal year through the date of the Disability or the date of death of the Executive, and the denominator of which is the total number of days of the applicable fiscal year for such Incentive Plan. Unless otherwise directed by the Executive (or, in the case of the Incentive Plan or a Qualified Plan, as may be required by such Incentive Plan or Qualified Plan) all Accrued Obligations shall be paid to the Executive, his beneficiaries or his estate, as applicable, in a lump sum in cash within thirty
(30) days of the Date of Termination. In the event of the termination of the Executive by reason of death or Disability, he and/or his named beneficiaries, as the case may be, shall be entitled to the benefits available through the Company sponsored plans and programs designated for such category of termination on Schedule A. With regard to the termination of


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the Executive's employment by reason of retirement on or after the attainment of age sixty-five (65) or Disability, the Company shall pay the premiums (to the same extent paid prior to the termination of employment) for the continued participation of the Executive for a period of twelve (12) months after the Date of Termination in any individual life insurance policy on the same terms as the Executive and the Company were participating prior to the Date of Termination. Further, with regard to the termination of the Executive's employment by reason of the Executive's death, retirement on or after the attainment of age sixty-five (65) or Disability, the Company shall, for a period of twelve (12) months after the Executive's Date of Termination, pay the entire COBRA premium under any Company medical and dental program that the Executive (and his spouse and eligible dependents) was participating in prior to the termination of employment. The Company's premium obligations in the preceding two sentences shall exclude normal employee contributions paid by the Executive prior to the Date of Termination. In addition to the foregoing, in the event of termination of the Executive's employment by reason of the death or Disability of the Executive, all unvested stock options held by the Executive shall become fully vested, effective on the Date of Termination, and shall thereafter be exercisable in accordance with the provisions of the applicable Option Plan (including, without limitation, Sections 5 and 6 thereof) and Option Agreement.

                  (b) Termination by the Company for Cause and Voluntary Termination by the Executive. If the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Constructive Termination), the Company shall pay the Executive the Accrued Obligations. The Executive shall be paid all such Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination and the Company shall have no further obligations to the Executive under this Agreement, unless otherwise required by a Qualified Plan or specified pursuant to a valid election to defer the receipt of all or a portion of such payments made in accordance with any plan of deferred compensation sponsored by the Company.

                  (c) Other Termination of Employment. If the Company terminates the Executive's employment other than for Cause, death or Disability, or the Executive terminates his employment for Constructive Termination, the Company shall pay and provide to the Executive the following:

                           (i)      Severance Payment. The Company shall pay to
the Executive in a lump sum in cash or certified check within fifteen (15) days after the Date of Termination a severance payment equal to the sum of the following amounts (other than amounts payable from the Incentive Plan or Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans):

                                    (A)     all Accrued Obligations;


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                                    (B)     a cash amount equal to twelve (12)
months of the Executive's Base Salary at the rate in effect as of the date when the Notice of Termination was given;

                                    (C)     subject to the terms of the
Incentive Plan and further provided that the Executive has been employed by the Company for the first six (6) months of the then applicable fiscal year, a cash amount equal to a portion of the Incentive Bonus, the product of a fraction, the numerator of which is the number of days elapsed since the date the Incentive Plan began for the applicable fiscal year through the date of such Constructive Termination or termination without Cause, and the denominator of which is the total number of days of the applicable fiscal year for such Incentive Plan.

                           (ii)     Acceleration of Option Vesting.  In the case
of a Constructive Termination, all unvested stock options held by the Executive shall become fully vested, effective on the Date of Termination, and shall be thereafter exercisable in accordance with the provisions of the applicable Option Plan (including, without limitation, Sections 5 and 6 thereof) and Option Agreement.

                  (d) Release. As a condition precedent to the receipt of any termination benefits payable to the Executive under this Section 7, the Executive agrees to execute a general release among other things releasing the Company from any obligation or liability (other than those contained in Sections 7, 8, 9, 10, 11, 13 and 14 hereof, to the extent an obligation under any such section arose at or prior to the Date of Termination and remains unfulfilled). Such release shall exclude the Executive's rights under any Qualified Plan.

                  (e) Discharge of Company's Obligations. Subject to the performance of its obligations under Sections 7, 8, 9, 10, 11, 13, 14, and 15 (and then, only to the extent an obligation under any such section arose at or prior to the Date of Termination and remains unfulfilled), the Company shall have no further obligations to the Executive under this Agreement in respect of any termination of employment.

                  8. Change of Control. Upon the occurrence of a Change of Control, the Company shall pay the Executive, as consideration for assisting the Company in bringing about a successful transaction, an amount equal to eighteen
(18) months of the Executive's Base Salary at the rate in effect as of the Change of Control Date. Such amount shall be payable in a lump sum in cash or certified check within five (5) days after the Change of Control Date.

                  9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company, including, but not limited to stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive


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under any plan or program of the Company at or subsequent to the Date of
Termination shall be payable in accordance with such plan or program.

                  10. Full Settlement. The Executive shall not be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall in good faith give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall, unless the Company and the Executive otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under this Agreement.

                  11. Arbitration of Disputes. In the event that a claim for payment or benefits under this Agreement is disputed, the Company and the Executive agree to submit such dispute to final and binding arbitration with United States Arbitration and Mediation, Inc. ("USAM") in Knoxville, Tennessee or such other arbitration firm as the Company and the Executive shall mutually agree. Either party wishing to arbitrate any claim hereunder shall notify the other party and USAM in writing whereupon USAM shall select a neutral arbitrator and shall schedule an arbitration hearing within thirty (30) days of receipt of such notice of arbitration. The arbitration shall be conducted in accordance with the rules and procedures of USAM. The parties agree that any arbitrator's award may be presented to a court of competent jurisdiction and judgment entered thereon.

                  12.      Confidential Information and Nonsolicitation.

                  (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data, including without limitation all trade secrets, relating to the Company, and its business, (i) obtained by the Executive during his employment by the Company, and (ii) which is not otherwise publicly known (other than by reason of an unauthorized act by the Executive) and is subject to efforts that are reasonable under the circumstances to maintain its secrecy. After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

                  (b) Upon termination of the Executive's employment for any reason, the Executive, for the twelve (12) month period following the Notice of Termination, shall not, on his own behalf or on behalf of any person or entity, directly or indirectly solicit or aid in the solicitation of any employees of the Company to leave their employment. In the event the Executive violates the terms of Section 12(a) or this Section 12(b), the Employee shall forfeit


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the right to all salary and benefits that the Executive and/or his family members were otherwise entitled pursuant to the terms of Section 7. Also, in the event that this Section 12 is determined to be unenforceable in part, it shall be construed to be enforceable to the maximum extent permitted by law.

                  (c) The Executive agrees that the covenants of confidentiality and non-solicitation contained in this Section 12 are reasonable covenants under the circumstances and necessary to protect the business interests and properties of the Company. The Executive agrees that irreparable loss and damage will be suffered by the Company should the Executive breach any of the covenants contained in this Section 12. Accordingly, the Executive agrees that the Company, in addition to all remedies provided at law or in equity, shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants contained in this Section 12.

                  13. Limited Indemnity. The Executive has represented to the Company that he may have signed an employment agreement (the "Former Agreement") with his former employer. The Company agrees to indemnify the Executive for the legal fees and legal expenses related to any claim, demand or cause of action asserted against the Executive by his former employer (or its subsidiaries or affiliates) based on an allegation that the Executive breached his Former Agreement with his former employer. The Company's indemnity to the Executive is expressly contingent on the following:

                           (i)      the Executive must notify the Company in
writing within five (5) days of any such claim, demand or cause of action; and

                           (ii)     the Executive agrees that the Company may
direct and fully participate in the defense (including, without limitation, the right to choose legal counsel to represent the Executive in any such claim, demand, or cause of action) and settlement of any such claim, demand or cause of action.

                           Notwithstanding anything to the contrary, the
Company's maximum aggregate indemnification to the Executive shall be limited solely to the legal fees and legal expenses incurred directly by the Executive arising from any claim, demand or cause of action related to the Former Agreement. Except for the foregoing indemnity for legal fees and legal expenses, in no event shall the Company be liable to the Executive or any other party for any claim or damage related to the Executive's Former Agreement.

                  14.      Successors.

                  (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.


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


                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

                  15.      Miscellaneous.

                  (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, applied without reference to principles of conflict of laws.

                  (b) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:      at the address listed on the last
                                            page hereof

                  If to the Company:        Goody's Family Clothing, Inc.
                                            400 Goody's Lane
                                            P.O. Box 22000
                                            Knoxville, Tennessee 37933-2000
                                            Attention: General Counsel

(with a copy to the attention of the Secretary or to such other address as either party shall have furnished to the other in writing in accordance herewith). Communications delivered by hand or by overnight delivery shall be deemed received on the date of delivery and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

                  (d) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (f) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  (g) Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties regarding the terms and conditions governing the Executive's employment with the Company, and all prior agreements governing the Executive's employment with the Company shall have no further effect.

                  IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all effective as of the day and year first above written.

                                   GOODY'S FAMILY CLOTHING, INC.


                                   By:
                                        --------------------------------------
                                          Robert M. Goodfriend
                                   Title: Chairman and Chief Executive Officer
ATTEST:                            Date:  September 11, 2000


---------------------------
Title:  Assistant Secretary

(CORPORATE SEAL)

                                   EXECUTIVE:

                                   -------------------------------------------
                                   Max W. Jones

                                   Address: 8949 Hemingway Grove Circle
                                            Knoxville, TN  37922



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


                            SCHEDULE A --MAX W. JONES

                  The following is a summary list of benefits available to the Executive upon termination of the Executive's employment by reason of retirement on or after the attainment of age sixty-five (65), death or Disability through Company sponsored plans and programs as of the date of this Agreement. Nothing herein shall preclude the Company from amending, altering, suspending, discontinuing or terminating any of such plans and programs in compliance with applicable law and regulation.

COVERAGE TYPE

Group Life Insurance                --      Basic
                                            High Option


Group Disability Insurance          --      Basic 2 year
                                            High Option
                                            (benefit for 5 years)

Coverage by group life and disability insurance policies terminates upon termination of the Executive's employment for any reason, except death (in the case of life insurance) and disability (in the case of disability insurance). The Executive's beneficiaries are entitled to benefits under the group life insurance policy if the Executive dies during the period he is receiving disability payments as a result of such disability.

In addition, the Company has a 401(k) plan in which the Executive may participate on a voluntary basis. Company contributions therein on his behalf vest in accordance with the terms of the 401(k) plan, which provides that such contributions become immediately vested in the event of death during the term of employment. Upon termination for any reason, the Executive must withdraw his vested funds by the end of the following fiscal quarter.


                                       17